Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-7517
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Malcom F. Moore
President and Chief Operating Officer
262-334-6604

News Release

GEHL COMPANY REPORTS FIRST QUARTER RESULTS INCLUDING IMPACT OF
SFAS 157 ADOPTION; REAFFIRMS FULL YEAR OUTLOOK

        WEST BEND, WISCONSIN, April 25, 2008 – Gehl Company (NASDAQ GSM: GEHL) today reported 2008 first quarter adjusted income from continuing operations of $0.6 million, or $0.05 per diluted share, excluding the impact of the Company’s adoption of Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“SFAS 157”). This compares to income from continuing operations of $6.5 million, or $0.52 per diluted share, for the first quarter of 2007. The adoption of SFAS 157 negatively impacted earnings by $1.4 million, or $0.11 per diluted share, for the 2008 first quarter. Including the impact of the adoption of SFAS 157, the Company recorded a loss calculated in accordance with generally accepted accounting principles of $0.8 million, or $0.07 per diluted share, for the 2008 first quarter.

        Net sales for the first quarter of 2008 were $82.2 million compared to net sales of $115.2 million in the first quarter of 2007, with sales outside the United States making up 34% of the total in 2008 compared with 28% in the same period a year ago. Continuation of market share gains in the Company’s two primary product categories, skidloaders and telehandlers, and strong agricultural markets partially offset the impact of continuing weakness in North American residential construction activity and lower capital investments by equipment rental companies. The Company’s North American retail skid loader volume decreased less than 2% during the first quarter of 2008 versus the same period of 2007, while based on data released by the Association of Equipment Manufacturers (“AEM”), the overall industry retail numbers decreased over 14% for the quarter. The Company’s telehandler retail demand declined 18% in the first quarter in an industry-wide market that declined over 43% as reported by AEM. In addition, the Company reduced its field inventory levels by $18.0 million during the first quarter of 2008 compared to an increase in field inventory of $13.0 million during the same period of 2007.

( M O R E )

Gehl Company
Gehl Company Reports First Quarter Results Including Impact of SFAS 157 Adoption;
Reaffirms Full Year Outlook
April 25, 2008

        Gross margin remained strong at 22.4% in the first quarter of 2008 which was comparable to the first quarter of 2007. Despite significant increases in market prices for steel and component parts, gross margin remained flat primarily due to favorable product mix, as well as effective supply chain management, tight cost control and cost savings resulting from investments in state-of-the-art manufacturing equipment. Selling, general and administrative expenses were $16.3 million during the first quarter of 2008 compared to $15.0 million for the same period of 2007. As a percent of net sales, selling, general and administrative expenses increased to 19.9% compared to 13.0% in the prior year quarter, which primarily reflected the decrease in sales, along with planned increases in research and development and information technology projects of $0.8 million. The increase also includes $0.4 million of costs resulting from the streamlining of the Company’s Gehl and Mustang sales and support organizations, which the Company anticipates will generate ongoing annual cost savings of approximately $1.0 million.

        Net other expense was $2.9 million for the first quarter of 2008 compared to $1.0 million in the same period of 2007. The change is primarily due to the required adoption of SFAS 157 which resulted in a pre-tax charge of $2.0 million.

        Loss from continuing operations including the adoption of SFAS 157 was $0.8 million, or $0.07 per share, in the first quarter of 2008 compared to income from continuing operations of $6.5 million, or $0.52 per diluted share, in 2007. This includes a decrease in the Company’s effective income tax rate to 31.5% in 2008 compared to 34.5% in the first quarter of 2007, primarily reflecting a higher domestic manufacturing deduction and research and development credit.

        “Despite the prolonged weakening in the U.S. housing market, our solid foundation and diversity of our served markets helped maintain our positive operating results,” said William D. Gehl, Chairman and Chief Executive Officer. “As demonstrated by our consistent gross margin level, continued market share gains and ongoing efforts to drive costs out of our business, we are well positioned for continued expansion of our compact equipment business worldwide.”

( M O R E )

Gehl Company
Gehl Company Reports First Quarter Results Including Impact of SFAS 157 Adoption;
Reaffirms Full Year Outlook
April 25, 2008

2008 Full Year Outlook

        Based on current 2008 market forecasts, current Company backlog position, new product acceptance rate, targeted market share gains and field inventory adjustments, the Company reaffirms its 2008 full year outlook with net sales from continuing operations in the range of $405 million to $425 million and earnings per diluted share from continuing operations of $0.95 to $1.20.

Conference Call

        A conference call is scheduled for 10:00 a.m. CDT on Friday, April 25, 2008.  The call will review 2008 first quarter earnings and discuss the Company’s 2008 full year outlook.

        All interested parties are invited to listen to the presentation.  The conference call may be accessed by dialing (800) 510-9661 or (617) 614-3452 up to 15 minutes before the call begins.  The passcode is 14385845.  Access may also be gained through the Company’s web site (www.gehl.com) by first clicking on the Investor Relations tab, then clicking on Web Casts, and then selecting the 1st Quarter 2008 Financial Earnings Conference Call Web Cast.  An archive of the presentation will be available for one year on the Company’s web site after the call.  A telephonic replay of the conference call will be available beginning at noon CDT and will be available for one week after the call by dialing (888) 286-8010 or (617) 801-6888.  The replay pass code is 80487565.

( M O R E )

Gehl Company
Gehl Company Reports First Quarter Results Including Impact of SFAS 157 Adoption;
Reaffirms Full Year Outlook
April 25, 2008

Forward Looking Statements

        Gehl Company (the “Company” or “Gehl”) intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. When used in this release, words such as the Company “believes,” “anticipates,” “expects,” “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include, but are not limited to, those risk factors cited in the Company’s filings with the Securities and Exchange Commission, any adverse change in general economic conditions, unanticipated changes in capital market conditions, the Company’s ability to implement successfully its strategic initiatives (including cost reduction initiatives), market acceptance of newly introduced products, unexpected issues related to the pricing and availability of raw materials (including steel and rubber) and component parts, unanticipated difficulties in securing product from third party manufacturing sources, the ability of the Company to increase its prices to reflect higher prices for raw materials and component parts, the cyclical nature of the Company’s business, the Company’s and its customers’ access to credit, competitive pricing, product initiatives and other actions taken by competitors, disruptions in production capacity, excess inventory levels, the effect of changes in laws and regulations (including government subsidies and international trade regulations), technological difficulties, changes in currency exchange rates or interest rates, the Company’s ability to secure sources of liquidity necessary to fund its operations, changes in environmental laws, the impact of any strategic transactions effected by the Company, and employee and labor relations. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, the Company’s expectations for the future, including those listed in the “2008 Full Year Outlook” above, are based in part on certain assumptions made by the Company, including those relating to commodities prices, which are strongly affected by weather and other factors and can fluctuate significantly, housing starts and other construction activities, which are sensitive to, among other things, interest rates and government spending, and the performance of the U.S. economy generally. The accuracy of these or other assumptions could have a material effect on the Company’s ability to achieve its expectations.

( M O R E )

Gehl Company
Gehl Company Reports First Quarter Results Including Impact of SFAS 157 Adoption;
Reaffirms Full Year Outlook
April 25, 2008

About Gehl Company

        Gehl Company (Nasdaq GSM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, Wisconsin. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).

( TABLES TO FOLLOW )

Gehl Company
Gehl Company Reports First Quarter Results Including Impact of SFAS 157 Adoption;
Reaffirms Full Year Outlook
April 25, 2008

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in thousands, except per share data)

	For the First Quarter Ended
	March 31, 2008	March 31, 2007
Net sales	$82,151	$115,214
Cost of goods sold	63,786	89,450

Gross profit	18,365	25,764
Selling, general and administrative expenses	16,333	14,952

Income from operations	2,032	10,812
Interest expense	(1,034)	(909)
Interest income	704	1,008
Other expense, net	(2,902)	(1,044)

(Loss) income from continuing operations before income taxes	(1,200)	9,867
Provision for income taxes	(378)	3,404

(Loss) income from continuing operations	(822)	6,463
Loss from discontinued operations, net of tax	--	(160)

Net (loss) income	$(822)	$6,303

Diluted net (loss) income per share:
from continuing operations	$(0.07)	$0.52
from discontinued operations	--	(0.01)

Total diluted net (loss) income per share	$(0.07)	$0.51

Weighted average number of common
shares and common stock equivalents	12,016	12,459
Basic net (loss) income per share:
from continuing operations	$(0.07)	$0.53
from discontinued operations	--	(0.01)

Total basic net (loss) income per share	$(0.07)	$0.52

Weighted average number of common
shares	12,016	12,124

Gehl Company
Gehl Company Reports First Quarter Results Including Impact of SFAS 157 Adoption;
Reaffirms Full Year Outlook
April 25, 2008

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31, 2008	December 31, 2007	March 31, 2007
ASSETS
Cash	$7,300	$10,349	$3,817
Accounts receivable - net	171,869	190,439	205,089
Finance contracts receivable - net	4,654	4,675	13,220
Inventories	65,695	49,093	48,772
Deferred income taxes	9,595	8,849	9,590
Retained interest in sold finance contracts	59,904	47,730	28,427
Prepaid expenses and other current assets	3,481	4,985	7,294

Total current assets	322,498	316,120	316,209
Property, plant and equipment - net	35,758	35,510	33,078
Goodwill	11,748	11,748	11,748
Other assets	41,952	44,584	31,868

Total assets	$411,956	$407,962	$392,903

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$108,945	$108,559	$96,193
Long-term debt obligations	23,936	21,425	39,369
Other long-term liabilities	18,085	16,948	20,263
Total shareholders’ equity	260,990	261,030	237,078

Total liabilities and shareholders’ equity	$411,956	$407,692	$392,903

Gehl Company
Gehl Company Reports First Quarter Results Including Impact of SFAS 157 Adoption;
Reaffirms Full Year Outlook
April 25, 2008

GEHL COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended
	March 31, 2008	March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(822)	$6,303
Adjustments to reconcile net (loss) income to net cash
used for operating activities:
Depreciation and amortization	1,259	1,291
Compensation expense for share based payments	307	413
Cost of sales of finance contracts	2,121	846
Proceeds from the sales of finance contracts	20,030	30,762
Increase in finance contracts receivable	(22,130)	(36,457)
Increase in retained interest in sold finance contracts	(10,708)	(8,692)
Increase (decrease) in cash due to changes in:
Accounts receivable - net	20,150	(16,710)
Inventories	(15,237)	131
Accounts payable	1,780	5,202
Remaining working capital items	(605)	1,654

Net cash used for operating activities	(3,855)	(15,257)
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment additions	(1,414)	(1,963)
Proceeds from the sale of property, plant and equipment	--	30
Other	(8)	(37)

Net cash used for investing activities	(1,422)	(1,970)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit loans	2,535	14,210
Proceeds from (repayments) of other borrowings - net	186	(58)
Purchase of treasury stock	(493)	--

Net cash provided by financing activities	2,228	14,152
Net decrease in cash	(3,049)	(3,075)
Cash, beginning of period	10,349	6,892

Cash, end of period	$7,300	$3,817